DARTMOUTH COLLEGE
SPONSORED RESEARCH AGREEMENT
SPONSOR AGREEMENT NO. FP4991

This Sponsored Research Agreement ("Agreement") is made and is effective as of 07/12/2018 ("Effective Date") by and between Trustees of Dartmouth College, a non-profit, private educational and research institution under the laws of the State of New Hampshire ("Dartmouth") and Qrons Inc., a publicly traded, preclinical biotechnology company with a principal place of business at 777 Brickell Avenue, Suite 500, Miami, FL 33131 ("Sponsor").

The parties wish to establish terms and conditions for Sponsor's support and funding of research conducted by Dartmouth, which is of mutual interest to the parties and furthers Dartmouth's educational and research objectives, consistent with Dartmouth's tax exempt status.

Sponsor is engaged in developing treatment for neuronal injuries with a focus on traumatic brain injuries. Sponsor has conducted extensive research independent of Dartmouth, to which it has Intellectual Property ownership which it retains and is not a subject matter of this Agreement.

The sponsored research is to advance the license or ownership of additional Intellectual Property, which Sponsor may elect to choose to use as part of its treatments. Nothing herein shall obligate Sponsor to make use of the research or incorporate it as part of its treatments, solutions or products.

In consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

SECTION 1.  DEFINITIONS

1.1	"Field of Use" means human and animal healthcare.

1.2
"Intellectual Property" means all patentable or copyrightable inventions, discoveries, software, formulae, processes, methods, techniques, and databases created in the performance of the Project under this Agreement. For clarity, Intellectual Property excludes Research Information as defined herein.

1.3	"IP Protection" shall means registration, application, filing, prosecution or maintenance of a patent or copyright for Intellectual Property.

1.4
"Patent(s)" means United States and international patents, patent applications and provisional applications, and: (i) the patents resulting from any of the foregoing applications; (ii) any divisions, continuations, and continuations-in-part to the foregoing (but only to the extent the claims are directed to subject matter specifically described in the said patent applications and for which the named inventors are identical to such applications); (iii) any foreign patent applications or patents that are equivalent to the foregoing; and (iv) any reissues, reexaminations or extensions of any of the foregoing.

1.5	"Personnel" means employees, agents, contractors, or subcontractors of a party, and in the case of Dartmouth, includes faculty, researchers and/or students of Dartmouth.

1.6	"Principal Investigator" means Professor Chenfeng Ke of the Chemistry Department at Dartmouth.

1.7	"Project" means the research project set out in the "Statement of Work" that is Exhibit A to this Agreement, as amended from time to time in writing by duly authorized representatives of the parties.

1.8
"Project Funds" means those funds to be paid by Sponsor to Dartmouth for the Research Project in the amount of * ($*.) as set out in the Budget and Payment Schedule that is Exhibit B to this Agreement.

1.9	"Project Period" shall mean the period commencing as of 07/15/2018, and ending on 07/14/2019. The Project Period may be extended by in writing by duly authorized representatives of the parties.

1.10
"Research Information" shall mean any research results produced by Personnel in the performance of the Project during the Project Period.  For clarity, Research Information shall not include research results that are included in the Intellectual Property as defined herein; rather, Research Information is intended to include information and reports relating to the Intellectual Property.

SECTION 2.  THE PROJECT

2.1 Research. Dartmouth shall use reasonable efforts to perform the Project in accordance with the Statement of Work during the Project Period.

2.2 Principal Investigator. Principal Investigator shall supervise the Project. If Principal Investigator is unable to supervise, the parties may agree in writing on a successor. Principal Investigator is not authorized to modify any term of this Agreement without prior written authorization of Dartmouth.

SECTION 3.  PROJECT FUNDS

3.1 Budget. Sponsor shall pay Dartmouth the Project Funds for direct and indirect costs incurred in the conduct of the Project in accordance with the Budget and Payment Schedule set out in Exhibit B to this Agreement. Dartmouth shall notify Sponsor of any anticipated funding deficiencies, and an estimate of additional funds required, and Sponsor may, in its discretion, provide Dartmouth all or part of such additional funds. Project Funds may not be increased without written authorization from Sponsor, and Dartmouth shall not be obligated to incur costs in excess of the Project Funds paid by Sponsor to Dartmouth.

3.2 Payment. Commencement of the Project is conditioned on timely receipt of payment of Project Funds owed in advance of commencement pursuant to the Budget and Payment Schedule, which Sponsor shall pay upon execution of this Agreement and receipt of invoice from Dartmouth.

Invoices shall be sent to:

Todd Berube
Sponsored Research Manager
Dartmouth College
Office of Sponsored Projects
11 Rope Ferry Rd., #6210
Hanover, NH 03755-1420
Todd.J.Berube@Dartmouth.edu

Payment Instructions.  All Project Funds and other payments due to Dartmouth under this Agreement shall be paid in United States dollars and all checks shall be made payable to "Trustees of Dartmouth College," referencing Dartmouth's taxpayer identification number, 02-0222111, and sent to Dartmouth according to Section 11.5 (Notices), OR by electronic transfer as follows:

Wire to:

Bank Name:  Bank of America Merrill Lynch
Bank Address:  63 South Main Street Hanover, NH  03755

Name on Account:  Dartmouth College
Beneficiary on Account:  Trustees of Dartmouth College
Account Number:

WIRE Routing Number:  0260-0959-3
or Swift Code (if foreign):  BOFAUS3N

Reference:  Jill Mortali, OSP Case No. FP4991

SECTION 4.  CONFIDENTIAL INFORMATION

4.1
Definition. The term "Confidential Information" shall include all information disclosed by one party "the Disclosing Party," to the other party "the Receiving Party," in any manner or media, which the Disclosing Party treats as confidential and is not publicly available, and which is marked as 'confidential' at the time of disclosure or, if disclosed orally or visually, is identified as confidential at the time of disclosure, reduced to written, printed, or other tangible form, marked as 'confidential',  and delivered to the other party within ten (10) days from the date of disclosure.

4.2
Limitations on Disclosure and Use. The Receiving Party shall, for a period of seven (7) years after receipt of the Confidential Information, hold all Confidential Information in strictest confidence and shall not reproduce, disseminate, or disclose any part thereof in any manner or media without the prior written consent of the Disclosing Party.  The Receiving Party shall use all Confidential Information solely for the purpose of fulfilling its obligations pursuant to this Agreement and not for the benefit of any other person or entity.  Sponsor shall inform Dartmouth prior to the disclosure of any Confidential Information of Sponsor that is restricted from export from the United States (including, but not limited to, deemed export to foreign nationals in the US) and Dartmouth shall have the option to refuse receipt of such Sponsor Confidential Information, or any other Sponsor Confidential Information.

4.3
Permitted Disclosures. Confidential Information shall not include information disclosed by the Disclosing Party that (i) is already available without restriction to the general public, (ii) becomes available without restriction to the general public through no act or omission of the Receiving Party or any breach of this Agreement, (iii) is independently obtained by the Receiving Party without being subject to any confidentiality obligation, (iv) is independently developed or discovered by Receiving Party without use of Disclosing party's Confidential Information, as demonstrated by tangible records, or (v) is required to be disclosed by the Receiving Party in order to comply with any subpoena or other mandatory legal process or requirement.  Prior to disclosing any information pursuant to clause (v) above, the Receiving Party shall provide (if legally permitted under the circumstances) the Disclosing Party with prompt written notice of such request or requirement prior to disclosing the Confidential Information, disclose Confidential Information only to the extent specifically required, and cooperate reasonably with Disclosing Party's efforts to contest or limit the scope of the required disclosure.

SECTION 5.  PUBLICATIONS AND PRESENTATIONS; OTHER RESEARCH RIGHTS

5.1 Publications and Presentations. Dartmouth and Dartmouth Personnel shall have the right to publish or otherwise publicly disclose Research Information and information relating to Intellectual Property resulting from the Project, in accordance with this Section 5.

5.2 Sponsor Review. Dartmouth shall provide to Sponsor for prior review a draft of any manuscript, abstract or presentation that first publicly discloses Research Information or information relating to Intellectual Property resulting from the Project.  Within thirty (30) days of receipt of such  manuscript abstract or presentation ("Review Period"), Sponsor shall notify Dartmouth of any Sponsor Confidential Information contained in such proposed publication or presentation, and Dartmouth shall make modifications as necessary to avoid disclosure of Sponsor Confidential Information, except to the extent that such Confidential Information is required for meaningful publication of Research Information in accordance with generally accepted research and educational standards.  Subject to Section 5.3 below, Dartmouth shall then have the right to submit such Disclosure for publication without further delay.

5.3 Delay of Publication for Patent Filings.  If Sponsor reasonably determines that such proposed publication or presentation reveals potentially patentable Intellectual Property to which Sponsor has rights under  Section 7, Sponsor shall notify Dartmouth in writing during the Review Period, and Dartmouth  shall delay submission of such proposed publication or presentation until the earliest to occur of the following:  (i) a patent application has been filed with respect to such Intellectual Property; (ii) Dartmouth and Sponsor have agreed in writing that no patentable invention exists or that a patent application should not be filed even if a patentable invention exists.

5.4 Other Research Rights.  Sponsor acknowledges that this Agreement shall not be construed to limit the freedom of Dartmouth or Dartmouth Personnel to engage in any research.  Notwithstanding any license that may be granted to Sponsor with respect to Intellectual Property owned by Dartmouth resulting from the Project, Dartmouth shall retain an irrevocable worldwide right to use such Intellectual Property on a non-exclusive royalty-free basis for research and education purposes, including in collaborations with other researchers, and Dartmouth shall retain the right to publish and disclose Research Information, subject to the provisions of Sections 4 and 5.

SECTION 6.  INTELLECTUAL PROPERTY

6.1 Ownership.Any Intellectual Property invented, reduced to practice, created, or developed solely by Dartmouth Personnel shall be owned by Dartmouth. Any Intellectual Property invented, reduced to practice, created, or developed solely by Sponsor Personnel shall be owned by Sponsor. Any Intellectual Property invented, reduced to practice, created, or developed jointly by Dartmouth and Sponsor Personnel shall be owned jointly by Dartmouth and Sponsor.

6.2 Disclosures.  Dartmouth will notify Sponsor, in confidence and in writing, of any Intellectual Property resulting from the Project that is reported to Dartmouth pursuant to Dartmouth's policies regarding Intellectual Property then in effect ("Disclosure"). Disclosures made by Dartmouth pursuant to this section and any documents and discussions between Sponsor and Dartmouth directly relating to the Disclosures shall be kept confidential and shall not be disclosed to third parties or used in any manner except in connection with the performance of obligations under this Agreement, unless and until they become publicly available through no fault of Sponsor. Upon receipt of Disclosure, Sponsor may request that Dartmouth pursue IP Protections in any country at Sponsor's expense in accordance with Section 7.3 below.

6.3 Joint Intellectual Property.  In the event that either party desires to obtain any IP Protection for Intellectual Property, such party will notify the other party and the parties shall agree upon Patent strategy and cost allocation.  Each party agrees to execute documentation necessary in connection therewith.  Title to all Patents issued on Intellectual Property jointly owned pursuant to Section 6.1 shall be joint and each party shall have the right to grant licenses under such jointly owned Patents to third parties, with the right to sublicense thereunder, without accounting to the other and without seeking the consent of the other party; except to the extent that Sponsor has exercised its License Option for an exclusive license or entered into a License Agreement  for an exclusive license as provided in Section 7, in which case, subject to Section 5.4 above, such licensing rights shall belong exclusively to Sponsor.  In the event that consent by each joint owner is deemed necessary for a party to non-exclusively license such a jointly owned patent, each party hereby consents to the other party's grant of licenses to third parties under the jointly owned patent and agrees it shall execute any document or do any other reasonable act deemed necessary to evidence such consent.

6.4          Existing and Future Intellectual Property.  During the term of this Agreement, each of the parties may use the existing intellectual property of the other party that exists as of the Effective Date, or which may be created outside of the Project, solely for the purpose of performing the Project. Unless expressly stated herein, nothing contained in this Agreement shall cause the transfer or license of any ownership rights in such separate intellectual property, and each party shall continue to maintain such separate ownership. Subsequent to the expiration or termination of this Agreement the parties may create future additional intellectual property. Nothing contained in this Agreement shall cause the transfer or license of any ownership rights in such future additional intellectual property

SECTION 7.  OPTIONS and LICENSES

7.1 Research Licenses.  Each party will have a non-exclusive, non-transferable, non-royalty bearing license to use and make derivative works of the Intellectual Property of the other party solely for the purpose of fulfilling its obligations to complete the Project, and Sponsor may further use Dartmouth Intellectual Property solely for internal research purposes to evaluate whether or not Sponsor is interested in licensing the Intellectual Property from Dartmouth.

7.2 Use of Research Information.  Sponsor shall have the right to use Research Information to the extent that such use (a) does not pre-empt Dartmouth Personnel's publication or public disclosure of Research Information and (b) is not covered by any Dartmouth intellectual property, including but not limited to copyrights and/or Patents that have not been expressly licensed to Sponsor.

7.3 License Option.  Dartmouth hereby grants to Sponsor an exclusive right to elect an option to license Dartmouth Intellectual Property and/or Dartmouth's ownership interest in jointly owned Intellectual Property in the Field of Use , such exclusive right to be exercised within sixty (60) days after notification to Sponsor by Dartmouth that such license is available; however, such option shall not be available to Sponsor if Sponsor is in breach of this Agreement, if Sponsor or any of Sponsor's affiliates, parents or subsidiaries is in breach of any license agreement with Dartmouth, or if this Agreement has been terminated because of a breach by Sponsor. If Sponsor elects an option under this Section, Sponsor shall notify Dartmouth of those foreign countries in which it desires IP Protection in sufficient time to satisfy the patent law requirements of those countries, and shall reimburse Dartmouth for the out-of-pocket costs, including patent filing, prosecution, maintenance, and attorneys fees, related to all patent filings.

7.4 License Agreement.  If Sponsor exercises its option under Section 7.3, the parties shall reasonably and in good faith negotiate the terms and conditions of a license based on mutually-agreeable economic conditions based on the prevailing market standards and rates at the time and which are usual and customary in the industry and subject to Dartmouth's policies and standard terms and conditions. The license will be subject to Sponsor's agreement to (a) reimburse Dartmouth for the costs of patent prosecution and maintenance in the United States and any foreign country elected under Section 7.3, (b) demonstrate reasonable efforts to commercialize the technology in the public interest, and (c) comply with any applicable laws and regulations.  Dartmouth will negotiate exclusively with Sponsor for up to one hundred eighty (180)  days from the date of written notification to Dartmouth of Sponsor's election, or such additional period as is agreed by the parties in writing ("Negotiation Period"), if Sponsor reimburses Dartmouth for all IP Protection costs and related expenses during the Option and Negotiation Periods.

     If the parties do not enter into a license agreement within the Negotiation Period, or if Sponsor fails to reimburse Dartmouth for all IP Protection costs and related expenses during the Option and Negotiation Periods, Sponsor's exclusive rights under Section 7.3 will expire.

7.5 Rights to Use Names and Marks.  Neither Sponsor nor Dartmouth shall use the other party's name, trademarks or other logos, or the names of any individuals involved in the Project, including, but not limited to, the Principal Investigator and other Personnel, without the prior written consent of the other party; however, Sponsor's funding may be acknowledged in any publication or public presentation concerning the Project, and each party has the right to publish the fact that Sponsor has made an award to Dartmouth with a brief public abstract.

7.6 No Additional Rights.  The Parties acknowledge and agree that nothing in this Agreement shall be construed to grant Sponsor any license or rights other than the rights expressly granted in accordance with this Section 7.

SECTION 8.  DISCLAIMER OF WARRANTIES; LIABILITY LIMITS; INDEMNIFICATION

8.1 DISCLAIMER OF WARRANTIES.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, DARTMOUTH MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE PERFORMANCE OR RESULTS OF RESEARCH RELATING TO THE PROJECT OR ANY RELATED INTELLECTUAL PROPERTY, INCLUDING, BUT NOT LIMITED TO, REPRESENTATIONS AND WARRANTIES AS TO NON‑INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE.

8.2 LIABILITY LIMITATION.  NEITHER SPONSOR NOR DARTMOUTH SHALL BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR OTHER ECONOMIC DAMAGES, SUCH AS LOSS OF ANTICIPATED BUSINESS OR PROFITS, SUFFERED BY THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT, THE PROJECT OR ANY RELATED INTELLECTUAL PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY USE OR COMMERCIALIZATION THEREOF.

8.3 INDEMNIFICATION. SPONSOR SHALL INDEMNIFY, HOLD HARMLESS AND DEFEND DARTMOUTH, ITS TRUSTEES, OFFICERS, REPRESENTATIVES, AND PERSONNEL ("INDEMNITEES") AGAINST ANY AND ALL  DAMAGES, LOSSES, LIABILITIES, LOSS, JUDGMENT, OR COSTS (INCLUDING REASONABLE ATTORNEY'S FEES AND EXPENSES OF LITIGATION) INCURRED BY OR IMPOSED ON ANY OF THE INDEMNITEES IN CONNECTION WITH ANY CLAIMS, SUITS, ACTIONS, OR DEMANDS BROUGHT BY A THIRD PARTY UNDER ANY THEORY OF LIABILITY DIRECTLY OR INDIRECTLY ARISING AS A RESULT OF OR IN CONNECTION WITH SPONSOR'S USE OR COMMERCIALIZATION OF THE RESULTS OF THE RESEARCH PROJECT OR ANY RELATED INTELLECTUAL PROPERTY ("Claims").

8.4 Procedures. Sponsor shall provide attorneys reasonably acceptable to Dartmouth to defend against any Claims, whether or not rightfully brought; provided, however, that any Indemnitee shall have the right to retain its own counsel, at Sponsor's expense, if representation of the Indemnitee by counsel retained by Sponsor would create actual or potential conflicts of interests of the Indemnitee and any other party represented by such counsel. Sponsor shall keep Dartmouth informed of the progress and Dartmouth shall cooperate with Sponsor in the defense and disposition of Claims.  Sponsor shall not settle any Claim without Dartmouth's prior written consent, which consent will not be unreasonably withheld, conditioned or delayed. If Sponsor does not accept the defense of any Claims, Dartmouth shall have the right to defend such Claims and Sponsor will promptly reimburse all of Dartmouth's costs, expenses, liabilities and damages (including any amounts payable in settlement).

SECTION 9.  EXPORT COMPLIANCE.

Sponsor shall inform Dartmouth prior to the disclosure of any information of Sponsor that is restricted from export from the U.S. (including, but not limited to, deemed export to foreign nationals in the U.S.).  All rights granted to Sponsor in connection with this Agreement, the Project and the Intellectual Property resulting from the Project are subject to compliance with U.S. laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities.  Sponsor shall not, directly or indirectly, export any such controlled commodities in connection with this Agreement, the Project or the Intellectual Property resulting from the Project, unless the required authorization and/or license is obtained from the proper governmental authorities prior to export.  By granting Sponsor rights in this Agreement, the Project and the Intellectual Property resulting from the Project, Dartmouth does not represent that an export authorization and/or license will not be necessary or, if necessary, that such authorization and/or license will be granted.

SECTION 10.  TERM; TERMINATION; ACTIONS UPON TERMINATION; SURVIVAL OF OBLIGATIONS

10.1 Termination.  This Agreement will terminate at the end of the Project Period, or may be terminated prior to the expiration of the Project Period as follows:

(a) By written agreement of the parties, effective upon the date set forth in such agreement;

(b) By either party in the event the other party fails to cure any material breach of this Agreement within thirty (30) days after receipt from the terminating party of written notice reasonably describing such breach, such termination to be effective upon receipt of written notice from the terminating party after the expiration of the 30-day cure period;

(c) By either Sponsor or Dartmouth in the event the Principal Investigator is no longer able to conduct the Research Project on behalf of Dartmouth and a reasonable successor acceptable to both parties is not available, effective upon receipt of written notice from the terminating party; or

(d) Pursuant to Section 11.4, in the event of unauthorized assignment.

10.2 Actions upon Termination.  Upon any termination of this Agreement:

(a) Sponsor shall not be obligated to make any further payments of Project Funds to Dartmouth pursuant to Exhibit B;

(b) Notwithstanding termination of the Agreement, Dartmouth shall be entitled to  payments of Project Funds by Sponsor for direct and indirect costs incurred in connection with the Research Project prior to termination of this Agreement, including non-cancelable commitments for property or services.

(c) Dartmouth shall deliver to Sponsor within ninety (90) days after termination of this Agreement a final accounting report of all Project Funds received and direct and indirect costs incurred in connection with the Research Project, including non-cancelable commitments for property or services, such as student or postdoctoral support and

10.3 Survival of Obligations.  Notwithstanding anything in this Agreement to the contrary, the provisions of Sections 4, 5, 6, 7, 8, 9, 10, 11.1, 11.2, and 11.5 shall survive any expiration or termination of this Agreement, and each party shall remain obligated under any other provisions that expressly or by their nature survive any expiration or termination of this Agreement.

SECTION 11.  MISCELLANEOUS

11.1 Dispute Resolution; Remedies Cumulative.  If any dispute or disagreement arises between the Parties, then, prior to initiating any litigation or formal dispute resolution, they will follow the following procedures in an attempt to resolve the dispute or disagreement: upon the written request of either party, each of the parties will appoint a designated representative to attempt to resolve such dispute or disagreement.  The designated representatives will discuss the problem and negotiate in good faith in an effort to resolve the dispute without any formal proceedings.  The specific format of such discussion shall be left to the discretion of the designated representatives.  No litigation for the resolution of such dispute may be commenced until the designated representatives have met and either party has concluded in good faith that amicable resolution through continued negotiation does not appear likely (unless either party fails or refuses to appoint a designated representative and schedule a meeting of such representatives within thirty (30) days after a request to do so by the other party). The rights and remedies provided in this Agreement are cumulative in nature and shall be in addition to any such other rights and remedies available at law and in equity.

11.2 Governing Law; Venue and Consent to Jurisdiction.  This Agreement, and all disputes arising in connection with this Agreement and the subject matter herein, will be governed by and construed in accordance with the laws of the State of New Hampshire, without giving effect to its conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Sponsor agrees that it shall not bring any suit against Dartmouth, its trustees, officers, or Personnel with respect to this Agreement in any court other than a court of the State of New Hampshire in Grafton County or the United States Federal District Court for the State of New Hampshire in Concord, NH. Sponsor consents to the jurisdiction of such courts in the event that Dartmouth shall bring any suit against Licensee with respect to this Agreement and Sponsor expressly waives all claims and defenses of Forum Non Conveniens or inappropriate venue.

11.3 Force Majeure.  Either party's delayed performance under this Agreement may be temporarily excused without liability, if such delay is a result of causes or conditions beyond that party's control and without that party's fault or negligence (such causes or conditions specifically do not include the financial incapacity to pay); provided, however, that such party must diligently pursue actions to remedy such cause or condition.

11.4 Assignment. This Agreement is personal to Sponsor and no rights or obligations may be assigned by Sponsor without the prior written consent of Dartmouth, except to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or equity or that portion of its business to which this Agreement relates; provided, however, that  this Agreement shall immediately terminate if the proposed assignee fails to agree in writing to be bound by the terms and conditions of this Agreement on or before the effective date of the assignment.

11.5 Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been delivered to a party upon: (i) personal delivery to that party; (ii) if simultaneously mailed as provided herein, upon: (a) electronically confirmed delivery by facsimile to the telephone number provided by the party for such purposes; or (b) electronic mail transmission to the electronic mailbox provided by the party for such purposes; (iii) upon deposit for overnight delivery with a bonded courier holding itself out to the public as providing such services, with charges prepaid:

DARTMOUTH:            SPONSOR:

ATTN: Jill M. Mortali, Director  ATTN: Jonah Meer, CEO
Dartmouth College                       50 Battery Pl, #7F
Office of Sponsored Projects                                                                                                    New York, NY 10280
11 Rope Ferry Road, #6210
Hanover, NH 03755
Phone: 603-646-3007      Phone: 786-620-2410
Fax: 603-646-9694                                                                                                           Fax:     508-629-0074
Email: sponsored.projects@dartmouth.edu                                                                             Email: jmeer@qrons.com

11.6 Entire Agreement; Order of Precedence. This Agreement, including all exhibits hereto, constitutes the entire agreement of the Parties, and supersedes any prior and contemporaneous agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof.  For clarity sake the parties acknowledge that they are parties to Option Agreement # A-2017-0145 dated as of September 27, 2017, which is unaffected by this Agreement and remains in full force and effect. Each Party acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by the other Party, or anyone acting on behalf of the other Party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.  The terms of this Agreement take precedence over the terms of any purchase order or similar document issued by a Party, which may be accepted by the other Party for administrative convenience only.

11.7 Counterparts; Validity of Electronic Copies; Amendments; Waivers.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.  An executed copy of this Agreement that is delivered by facsimile or other electronic means shall be sufficient to show execution and delivery thereof. This Agreement may be amended only by a written document signed by authorized representatives of both parties.  No waiver of any provision of this Agreement will be valid or binding unless set forth in writing and signed by the party granting the waiver.  No failure by a party to exercise, and no delay by a party in exercising, any right hereunder will operate as a waiver of such right, nor will any single or partial exercise by a party of any right hereunder preclude any future exercise of that right, or any other right, by that party. The provisions of this Agreement shall not be construed more favorably toward one party than the other party as a result of one party being the primary drafter of the Agreement.  Section and other headings in this Agreement are for convenience of reference only and shall not affect, expressly or by implication, the meaning or interpretation of any of the provisions hereof.

11.8 Binding Effect; No Third Parties Beneficiaries.  This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.  Nothing in this Agreement is intended to confer on any person or entity, other than the Parties and their respective successors and permitted assigns.

11.9 Severability.  If any term or condition of this Agreement is determined to be invalid or unenforceable in whole or in part for any reason, this Agreement shall be reformed to be valid and enforceable consistent with the intention of the parties as expressed herein to the greatest extent permitted by law.

11.10 Independent Contractor Relationship; No Third Party Beneficiaries.  Sponsor and Dartmouth intend to be independent contractors under this Agreement, and neither party shall conduct itself in a manner inconsistent with such independent contractor status or shall have the authority to enter into contracts on behalf of the other party.  Nothing in this Agreement nor any performance hereunder is intended, or shall be construed, to create a partnership, joint venture or other form of business enterprise, or relationship of agency or employment, between the parties, or between the Personnel of one party and the other party. Nothing in this Agreement, express or implied, is intended to confer, any benefits, rights or remedies on any person, other than the parties hereto and their successors and permitted assigns.

[Signature page follows.]

IN WITNESS WHEREOF, both Dartmouth and Sponsor have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

QRONS, INC.	TRUSTEES OF DARTMOUTH COLLEGE:

By: /s/Jonah Meer	By: /s/ Heather A. Arnold
Name: Jonah Meer	Name: Heather A. Arnold M.Ed.
Title: CEO	Title: Associate Director
Date:July 12, 2018	Date: July 12, 2018

ACKNOWLEDGED AND AGREED:

By signing below, I acknowledge and agree that (i) I have read and understand the terms of the Research Agreement between Qrons and Dartmouth including all Exhibits and Attachments  (ii) I shall at all times conduct myself in a manner consistent with Dartmouth's duties and obligations under this Agreement, including the confidentiality, intellectual property and publication provisions of this Agreement.

Principal Investigator:

/s/Chenfeng Ke	Chenfeng Ke	July 12, 2018
Signature	Printed Name	Date

Others on Project team:

____________________________   _________________________    ____________
Signature Printed Name       Date

____________________________   _________________________    ____________
Signature Printed Name       Date

____________________________   _________________________    ____________
Signature Printed Name       Date